UNITED STATES
                            SECURITIES AND EXCHANGE COMMISSION
                                  Washington, D.C. 20549



                                        SCHEDULE 13G


                          Under the Securities Exchange Act of 1934
                                     (Amendment No.______)

                                        MagneTek, Inc.
                               ---------------------------------
                                      (Name of Issuer)


                                       Common Stock
                            ---------------------------------
                               (Title of Class of Securities)


                                        559424106
                           ----------------------------------
                                     (CUSIP Number)


CUSIP No.  559424106


1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          PACIFIC FINANCIAL RESEARCH
          T.I.N.:  95-3552521

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

      (a) The shares beneficially owned by a reporting person are held as a member of a group and such membership is expressly affirmed.

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         9601 WILSHIRE BOULEVARD, SUITE 800
         BEVERLY HILLS, CALIFORNIA  90210

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
      5. SOLE VOTING POWER
          0

      6. SHARED VOTING POWER
          0

      7.  SOLE DISPOSITIVE POWER
          0

      8.  SHARED DISPOSITIVE POWER
          0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0

     10.  CHECK BOX IF THE AGGREGATED AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0.0%

     12.  TYPE OF REPORTING PERSON*
          I/A Investment Advisor

                               SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                           February 10, 1997

                                                           /S/
                                                           James Gipson
                                                           President